EXHIBIT 10.13

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Erik Atkisson (the “Employee”) and Achieve Life Sciences, Inc., a Washington corporation (the “Employer” or the “Company”) as of October 20, 2025 (the “Effective Date”).

1.
Duties and Scope of Employment.

For the term of this Agreement (“Employment”), the Employer agrees to employ the Employee in the position of Chief Legal Officer. The Employee shall report directly to Richard Stewart, Chief Executive Officer of the Company. The Employee shall have such duties, authority and responsibilities that are commensurate with his being an executive officer of the Employer. During your employment, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Employer. For the duration of the Employee’s Employment term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval, such approval not to be unreasonably withheld, provided that such activities do not materially adversely affect Employee’s ability to perform and discharge his duties to the Employer or competes with the Company.

2.
Cash and Incentive Compensation.

(a)
Salary. The Employer shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $440,000. Such salary shall be payable in accordance with the Employer’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Employer may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b)
Incentive Bonuses. The Employee shall be eligible to receive a discretionary annual fiscal year incentive bonus (“Bonus”) that the Board or Compensation Committee of the Board (the “Committee”) shall determine and award in its sole discretion. Initially, the Employee shall be eligible to receive a target Bonus of 40% of the Employee’s Base Compensation. Such percentage may be modified by the Board or the Committee in its discretion from time to time. The Bonus will be based upon the achievement of specific milestones that will be determined by the Board and/or the Committee and confirmed to the Employee. Payment for each year’s Bonus, if awarded, shall be made to the Employee no later than the fifteenth day of the third month after the later of the end of the calendar year or the Employer’s taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The Board or the Committee may, in its sole discretion, determine not to award a Bonus or to award a Bonus at less than maximum eligibility. The Employee acknowledges that a Bonus is neither required nor guaranteed by this Agreement.

(c)
Retention Bonus. The Employee shall receive a Retention Bonus of $40,000, less applicable taxes, to be paid with his initial payroll payment. The amount must be paid back to the Employer if the Employee terminates his Employment with the Employer within six months of the Employee’s date of hire.

(d)
Equity Terms. During the Employee’s Employment, at the discretion of the Committee, the Employee shall be entitled to participate in the Company’s equity compensation plans, as in effect from time to time, and the Employee shall be eligible to receive grants of Company equity (“Compensatory Equity”), as determined by the Committee, in its discretion from time to time. We will recommend to the Board or Committee that you be granted a stock option to purchase up to 250,000 shares of Common Stock of the Company (the “Option”) at the fair market value of the Company's Common Stock, as determined by the Board on the date the Board approves such grant.

(e)
Employee Benefits. During the Employee’s Employment, the Employee will be entitled to participate in the employee benefit plans of general applicability to other Employees of the Company, as in effect from time to time, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, director and officer liability insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(f)
“Service” Definition. For purposes of Section 3(b) of this Agreement, “Service” shall mean service by the Employee as an employee, consultant, advisor, director or other service provider of the Employer (or any subsidiary or parent or affiliated entity of the Employer).

3.
Vacation.

The Employee will be eligible for paid vacation in accordance with the Employer’s vacation policy. Under the Employer’s current vacation policy, the Employee is eligible for twenty-five (25) days per year of paid vacation.

4.
Business Expenses.

During your Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Employer shall promptly reimburse the Employee for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Employer’s generally applicable policies.

5.
Term of Employment.

(a)
Employment-at-Will. The Employer and the Employee hereby acknowledge that the Employee’s Employment is at-will. The Employer may terminate the Employee’s Employment with or without Cause, by giving the Employee either, in the Employer’s sole discretion, (a) thirty (30) days advance notice in writing, or (b) a cash payment equivalent to 30 calendar days of the then-effective Base Compensation in lieu of providing such notice. The Employee may terminate his Employment by giving the Employer thirty (30) days advance notice in writing. The Employee’s Employment shall terminate automatically in the event of his death.

(b)
Rights Upon Termination. Upon the termination of the Employee’s Employment for any reason (including death or Disability (as defined below)), the Employee shall be entitled to the compensation, benefits and reimbursements described in this Agreement through the effective date of the termination (the “Termination Date”), and the Employer shall make the following payments to the Employee (or his beneficiary) within 10 business days following the Termination Date: (i) all unpaid salary and accrued but unused vacation accrued through the Termination Date, (ii) any bonuses that have been determined to be awarded by the Board or the Committee, in accordance with the terms of any applicable plan, for any fiscal year of the Employer ended prior to the Termination Date but that remain unpaid to Employee as of the Termination Date, and (iii) any unreimbursed business expenses provided that Employee has submitted appropriate documentary substantiation as required by Company policy. The Employee may also be eligible for other post-Employment payments and benefits as provided in this Agreement or pursuant to other agreements (other than the Prior Agreements) or plans with the Employer. Upon the Termination Date, the Employee shall have no further rights to receive compensation or benefits from the Employer except as set forth in Section 6 and pursuant to the terms of any benefit plans (including without limitation any equity compensation plans) of the Company in which the Employee is a participant.

6.
Termination Benefits.

(a)
Severance Pay. If there is an Involuntary Termination (as defined below) of the Employee’s Employment, then, subject to the Employee’s execution, delivery and non-revocation of a Release (defined below) within the time period described below, following the Employee’s “separation from service” within the meaning of Section 409A, the Employer shall pay the Employee a single lump sum of cash in an amount equal to twelve (12) months (the “Severance Period”) of the Employee’s Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason). The cash lump sum amount payable under this Section 6(a) shall be made to the Employee on the first payroll date in the month following the month containing the Release Deadline. The Employee shall also receive the benefits provided in Sections 6(b) and 6(c), and all such payments and benefits shall not be subject to mitigation or offset (except as specified in Section 6(b)). In order to be entitled to receive the severance described in this Section 6(a) (including the benefits provided in Sections 6(b), 6(c) and, if applicable, 6(d)), the Employee must execute, deliver and not revoke the Release within forty-five (45) calendar days following the Employee’s separation from service (the date that is forty-five (45) calendar days following the Employee’s separation from service is the “Release Deadline”). The Employer shall furnish the Release to the Employee on the date of his Involuntary Termination. The “Release” shall be a general release of all litigation and other claims against the Employer and all affiliates by the Employee and on Employee’s behalf in a form satisfactory to the Employer.

(b)
Health Insurance. If the Employee is entitled to receive the severance payment in Section 6(a), and if the Employee elects to continue his (and his dependents’) health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Employer shall pay Employee a lump sum cash payment that is equivalent to the value of Employee’s monthly premium under COBRA for the number of months in the Severance Period. The cash lump sum amount payable under this Section 6(b) shall be made to the Employee on the first payroll date in the month following the month containing the Release Deadline.

(c)
Equity Vesting. Notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, if the Employee is entitled to receive the payments in Section 6(a), then the time-based vesting restrictions (if any) shall immediately lapse on an additional number of shares of Company common stock under all of the Employee’s outstanding Compensatory Equity that is equal to the number of shares that would have time-vested if the Employee had continued in employment for the number of additional months following the Termination Date that is equal to the number of months in the Severance Period. The Employee shall be entitled to exercise any of his Compensatory Equity to the extent vested pursuant to this Section 6(c) or otherwise for such period as set forth in the terms of that Compensatory Equity.

(d)
Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and there is an Involuntary Termination of the Employee’s Employment within the period beginning three (3) months before and ending twelve (12) months after a Change in Control (or more than three (3) months prior to a Change in Control but in connection with a Change in Control), then following the Employee’s separation from service, the Employee will be entitled to all benefits described in Sections 6(a), 6(b) and 6(c) of this Agreement subject to the same terms and conditions and payment dates described above, except that (x) the cash payment amount under Section 6(a) shall be an amount equal to the sum of twenty four (24) months of the Employee’s then annual Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason), plus an amount equal to the sum of twenty four (24) months of the Employee’s average monthly Bonus earnings, where such average is calculated over the twenty four (24) month period immediately preceding the Employee’s separation from service and based on the Employee’s Bonus paid in such 24 month period, (y) the payment under Section 6(b) shall be equivalent to the amount of Executive’s monthly premiums under COBRA for twenty four (24) months and (z) notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, all vesting restrictions (if any) shall immediately lapse on all of the Employee’s Compensatory Equity effective as of the Employee’s separation from service. For purposes of the preceding sentence, an Involuntary Termination shall be deemed to be in connection with a Change in Control if such termination (i) is required by the merger agreement, purchase agreement or other instrument relating to such Change in Control or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control.

(e)
Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, the Employee under any other Employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Benefits shall either be:

(i)
delivered in full, or

(ii)
delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Employer shall first reduce those Benefits which are payable in cash and then reduce non-cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (e)(ii) above. Any calculations and determinations required under this Section 6(e) shall be made in writing by the Company’s independent auditor (the “Accountant”) whose determination shall be conclusive and binding. The Employee and the Company shall furnish the Accountant such documentation as the Accountant may reasonably request in order to make a determination. The Employer shall pay for all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 6(e).

(f)
“Change in Control” Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)
the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities (or, if the continuing or surviving entity is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the ultimate parent corporation of such surviving or resulting corporation) outstanding immediately after such merger, consolidation or other reorganization;

(ii)
the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (1) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (2) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or

(3) to a continuing or surviving entity described in subsection (i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under subsection (i));

(iii)
a change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (1) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (2) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

(iv)
the consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least thirty-five percent (35%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)
a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)
a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)
the Company; and

(4)
a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company; or

(v)
a complete winding up, liquidation or dissolution of the Company.

For purposes of this Section 6(f), a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(g)
“Cause” Definition. For all purposes under this Agreement, “Cause” shall mean any of the following committed by the Employee:

(i)
Willful failure to follow the reasonable and lawful directions relating to the performance of Employee’s duties and responsibilities under this Agreement;

(ii)
Conviction of a felony (or a plea of guilty or nolo contendere by the Employee to a felony) that materially harms the Company;

(iii)
Acts of fraud, dishonesty, misappropriation or any other misconduct committed by the Employee which has caused or is reasonably expected to result in material injury to the Company;

(iv)
Willful misconduct by the Employee in the performance of the Employee’s material duties required by this Agreement; or

(v)
A material breach of this Agreement.

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of the Employee’s Employment by the Employer. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the Chief Commercial Officer or Chief Financial Officer (or other representative of the Company) shall provide the Employee with one (1) month advance written notice detailing the basis for the termination of Employment for Cause, (y) during the one-month period after the Employee has received such notice, the Employee shall have an opportunity to cure such alleged Cause events before any termination for Cause is finalized and (z) the Employee shall continue to receive the compensation and benefits provided by this Agreement during the one-month cure period. In addition, no act or failure to act of Employee shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Employer.

(h)
“Involuntary Termination” Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following: (i) termination of the Employee’s Employment by the Employer without Cause; (ii) the Employee’s resignation of Employment for Good Reason; or (iii) termination of the Employee’s Employment by the Employer for Disability.

(i)
“Good Reason” Definition. For all purposes under this Agreement, “Good Reason” shall mean any of the following that occurs without the Employee’s prior written consent: (i) a material reduction of the Employee’s Base Compensation or Employee’s employee benefits; (ii) any material reduction or diminution of the Employee’s duties, authority or responsibilities; (iii) the Employer’s material breach of this Agreement; (iv) the failure of any successor of the Company to expressly in writing assume the Company’s obligations under this Agreement, in each case, provided that the Employee shall have provided the Employer with thirty (30) days advance written notice and an opportunity to cure such breach during such 30-day period; or a requirement that the Employee relocate to, or regularly perform services at, a physical office or location that is more than 30 miles from the Employee’s current residence, and such change is imposed without the Employee’s prior written consent.

(j)
“Disability” Definition. For all purposes under this Agreement, “Disability” shall mean the Employee’s incapacity due to physical or mental illness to perform his full-time duties with the Employer for a continuous period of three (3) months or an aggregate of six (6) months in any eighteen (18) month period.

7.
Confidential Information and Non-Disparagement

(a)
Confidential Information. Except as required in the good faith opinion of the Employee in connection with the performance of the Employee’s duties hereunder or as specifically set forth in this Section 7(a), the Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The Company and the Employee stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Employee’s employment with the Company for any reason, the Employee shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Employee may retain his address book and similar information, whether or not the Company specifically requests it. Notwithstanding the foregoing, the Parties acknowledge that the confidential information covered by this paragraph shall not include any such information which Employee can establish (i) was publicly known prior to the time of disclosure by the Company to Employee; (ii) becomes publicly known after disclosure by the Company to Employee through no wrongful action or omission by Employee; or (iii) is in Employee’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Employee’s then- contemporaneous written records. Employee understands that nothing herein is intended to limit Employee’s ability to discuss or disclose conduct, or the existence (but not the amount) of a settlement involving conduct, that Employee reasonably believes under Washington state, federal or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or conduct that is recognized as against a clear mandate of public policy, and Employee understands that information concerning any of the foregoing does not constitute confidential or proprietary information hereunder. Additionally, Employee understands that information regarding working conditions, wages, benefits, and/or other terms and conditions of employment does not constitute confidential or proprietary information hereunder to the extent disclosure of such information is protected by applicable law.

(b)
Non-Disparagement. The Employee and the Company mutually agree not to disparage or defame, in writing or orally, the other party, and as applicable, its or his services, products, subsidiaries and affiliates, and/or their respective directors, officers, and successors and assigns. This non-disparagement provision shall not apply to statements made by non- management employees of the Company, so long as such statements did not originate from and were not induced or encouraged (directly or indirectly) by an officer, director or management employee of the Company. Notwithstanding the foregoing, nothing in this Section 7(b) shall limit the ability of the Company or the Employee, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

(c)
Remedies. Without limiting the right of the Employer to pursue all other legal and equitable rights available to the Employer for violation of the provisions of Section 7 of this Agreement by Employee, it is agreed that (a) other remedies cannot fully compensate the Employer for such a violation, (b) such a violation will cause the Employer irreparable harm which may not be adequately compensated by money damages and (c) the Employer shall each be entitled to a temporary, preliminary and permanent injunctive or other equitable relief, without or posting a bond therefore, to prevent a violation, continuing violation or threatened violation of the provisions of Section 7 of this Agreement.

8.
Inventions and Patents.

(a)
For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Subject to Section 8(d) below, Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Company Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee will:

(i)
Make adequate written records of such Inventions, which records will be Employer’s property;

(ii)
Assign (and hereby does irrevocably assign and transfer) to Employer or its designee, at Employer’s request, any rights, title and interest Employee may have to such Inventions for the U.S. and all foreign countries;

(iii)
Waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

(iv)
Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

(b)
Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Employee, either during or after the term of this Agreement, the following amounts if Employee is sole inventor, or Employee’s proportionate share if Employee is joint inventor: $750 upon filing of the initial application for patent on such Invention; and

$1,500 upon issuance of a patent resulting from such initial patent application, provided Employee is named as an inventor in the patent.

(c)
Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment, all Inventions whether developed by Employee alone or jointly with others (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Company Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

(d)
NOTICE: In accordance with Washington law, this Section 8 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on

Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

9.
Successors.

(a)
Employer’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Employer’s business and/or assets. For all purposes under this Agreement, the term “Employer” shall include any successor to the Employer’s business and/or assets which becomes bound by this Agreement.

(b)
Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.
Section 409A of the Internal Revenue Code.

In the event that the Employer determines that any of the benefits payable under this Agreement would violate Section 409A, then the Employer and the Employee shall, in good faith, agree to implement adjustments needed to comply with Section 409A. Additionally, notwithstanding anything contained in this Agreement to the contrary, if Employee is deemed by the Employer at the time of Employee’s “separation from service” to be a “specified employee,” each within the meaning of Section 409A, any compensation or benefits to which Employee becomes entitled under this Agreement (or any agreement or plan referenced in this Agreement) in connection with such separation that are subject to Section 409A shall not be made or commence until the date which is six (6) months after Employee’s “separation from service” (or, if earlier, Employee’s death). Such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single lump sum or in installments) in the absence of this Section 10 shall be paid to Employee or Employee’s beneficiary in one lump sum. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that such payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any nonqualified deferred compensation subject to Section 409A payable to Employee hereunder could be paid in one or more taxable years depending upon Employee completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

11.
Repayment Provisions.

If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of the Employee’s misconduct, with any financial reporting requirement under United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002, or a successor provision, is then in effect, the Company may require the Employee to reimburse the Employer for (i) any bonus or other incentive-based or equity-based compensation received by the Employee from the Employer during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement and (ii) any profits realized from the sale of securities of Company during such 12-month period.

12.
Miscellaneous Provisions.

(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by overnight courier, or when sent by email (provided such email is not returned as undelivered). In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Employer in writing or the personal email address most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to:

(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Employer (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)
Whole Agreement. Except for those agreements or plans referenced herein (including without limitation any employee benefit plans of the Company in which the Employee is a participant in as of the Effective Date and the Indemnification Agreement), this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and any other agreement executed by and between the Employee and the Employer, the terms of this Agreement shall prevail and govern.

(d)
Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington (except their provisions governing the choice of law).

(f)
Severability; Blue-Penciling. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. Furthermore, it is the intent, agreement and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that or any other reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency; provided further that any such court or agency shall have the power to modify such provision, to the extent necessary to make it enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced.

(g)
Protected Activity. Employee understands that nothing in this Agreement limits or prohibits Employee from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law.

(h)
Assignment. The Employer may assign its rights under this Agreement to any entity that expressly in writing assumes the Employer’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(i)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ACHIEVE LIFE SCIENCES, INC.

By: /s/Rick Stewart
Name: Richard Stewart

Title: Chief Executive Officer

Signed:

By: /s/Erik Atkisson
Name: Erik Atkisson

EXHIBIT A

List of Inventions

None